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                                                                    EXHIBIT 99.1

[LOGO] TRIAD
       HOSPITALS, INC.                              NEWS
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                                                           FOR IMMEDIATE RELEASE

Investor Contact:                                                 Media contact:
Deborah Little                                                  Patricia G. Ball
Investor Relations Coord. & Exec.                 Vice President, Marketing & PA
Asst. to the CFO
972-701-2259                                                        972-789-2719

                        Triad Updates Financial Guidance

DALLAS, TX (April 23, 2002) - Triad Hospitals, Inc. (the "Company" or "Triad") (NYSE: TRI) today announced new financial guidance to update the guidance it previously released on December 10, 2001. Readers should refer to the December 2001 guidance release for additional information. The Company is publicly disclosing this update in accordance with guidelines of the Securities and Exchange Commission's Regulation FD. The Company does not presently plan to provide guidance in the future.

2002 Revenues (in millions)                             $3,400-3,470
2002 EBITDA (in millions)                               $543-551
2002 EBITDA Margin                                      15.6-16.2%
2002 Diluted Earnings Per Share (EPS):
         First Quarter Ended 3/31/02                    $0.55
         Second Quarter Ended 6/30/02                   $0.35-0.37
         Third Quarter Ended 9/30/02                    $0.34-0.36
         Fourth Quarter Ended 12/31/02                  $0.45-0.47
         Year                                           $1.69-1.75
2002 Capital Expenditures (in millions)                 $350 (approximately)
2003 Diluted EPS                                        $2.00-2.20
2004 Diluted EPS                                        $2.40-2.70

The Company expects its 2002 capital expenditures to contribute to EPS in future years but to have little or no material impact on EPS in 2002 because the incremental revenues and EBITDA (earnings before interest, taxes, depreciation, amortization and certain other charges) should be largely offset by associated increases in depreciation and interest expense in 2002. Similarly, accelerations or postponements of the capital expenditures, if any, could impact revenues and EBITDA but have largely offsetting impacts upon depreciation and interest expense in 2002.

Depreciation expense should increase gradually over the course of 2002 as the Company executes its capital expenditure campaign but should be less than indicated in the December 2001 guidance release due to subsequent receipt of refined purchase price allocations for facilities acquired in 2001 and to revised expectations at certain facilities.

Interest expense may increase gradually over the course of 2002 but should be less than indicated in the December 2001 guidance release due to lower than anticipated interest rates and less than anticipated hedging activity on the Company's floating rate bank debt. However, increases in interest rates and/or further hedging activity, if any, could increase interest expense significantly and negatively impact EPS. The Company currently has $822 million in floating rate risk exposure, partially offset by an interest rate swap through January 2004 on a notional amount of $100 million resulting in an effective, fixed rate of 6.22% on the notional amount.

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The components of the Company's debt and interest rates (excluding the interest rate swap) as of March 31, 2002, are:

                                                                       Outstanding
         Component                                                     ($ millions)      Interest Rate
         Bank Revolving Credit Facility                                $      30.0       LIBOR + 3.00%
         Bank Loan Tranche A                                           $     245.0       LIBOR + 3.00%
         Bank Loan Tranche B                                           $     547.0       LIBOR + 3.00%
         Senior Notes                                                  $     600.0       8.75%
         Senior Subordinated Notes (net of $6.9 discount)              $     318.1       11.00%
         Other Debt                                                    $      13.1       Various
                                                                       -----------
         Total                                                         $   1,753.2

ESOP expense is based on Triad's stock price and can vary with changes in the stock price. ESOP expense for 2002 may be higher than indicated in the December 2001 guidance release to the extent that Triad's stock price remains higher than it was in December 2001.

The Company will conduct a conference call at 9:30 am Eastern Time (8:30 am Central Time) tomorrow, April 24, to discuss its updated guidance and its first quarter results, which it disclosed today in a separate release. To listen to the call, please call 913-981-5591, conference code 582072. This conference call will be simulcast on the Internet via the Triad website at www.triadhospitals.com. A recorded replay of the call will be available for 14 days at 719-457-0820, conference code 582072.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company has 47 hospitals (including one new hospital under construction) and 14 ambulatory surgery centers in 16 states with approximately 8,600 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems in 43 states.

                                      -30-

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This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.